Exhibit 10.62

Summary of Amendment to Employment Arrangement between
Olivier Lefebvre and Euronext Brussels S.A./N.V.

Mr. Lefebvre’s services are governed by a Convention (management agreement) published on June 3, 1995 for a term of six years, effective January 1, 1996, and subsequently extended by the mutual agreement of Mr. Lefebvre and Euronext Brussels S.A./N.V., on an indefinite basis.

Since March 15, 2004, Mr. Lefebvre and Euronext Brussels S.A./N.V. amended the Convention to eliminate Mr. Lefebvre’s rights to the termination indemnity entitling him to up to two years’ remuneration, as defined in Article 5, Clause D and Clause E.